Exhibit 99.1

CONTACT:	Richard G. Satin – Vice President of Operations and General Counsel
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS RECORD REVENUES

AND INCREASED EARNINGS FOR THE THREE AND SIX MONTHS

ENDED SEPTEMBER 30, 2007

Record Revenues Increase 71% and

Earnings Increase 10%

Quarterly Earnings Impacted by Manufacturing

Inefficiencies in Medegen Division During

Consolidation of Facilities

HAUPPAUGE, N.Y., November 1, 2007 – Medical Action Industries Inc. (NASDAQ/MDCI), a leading supplier of medical and surgical disposable products, today reported record revenue and increased net income for the three and six months ended September 30, 2007.

Net sales for the second quarter reached a record $72,285,000, an increase of $30,112,000 or 71%, over the $42,173,000 in net sales reported for the three months ended September 30, 2006. Net income for the period was $3,268,000 or $.21 per basic share ($.20 per diluted share), an increase of $295,000 or 10%, as compared with $2,973,000 or $.19 per basic share ($.19 per diluted share), reported for the comparable quarter in fiscal 2007. All per share amounts reflect the 3-for-2 stock split in the form of a stock dividend that was paid on February 9, 2007.

Net sales for the six months ended September 30, 2007 totaled a record $142,531,000, an increase of $61,327,000 or 76%, over the $81,204,000 in net sales reported for the six months ended September 30, 2006. Net income for the six months ended September 30, 2007 increased 21% to $6,780,000, or $.43 per basic share ($.42 per diluted share), compared with $5,594,000 or $.35 per basic share ($.35 per diluted share) reported for the comparable six months in fiscal 2007.

“Our operating results are satisfying given the pressure on gross margins from significant manufacturing inefficiencies and increased costs of certain sourced products from China. The manufacturing inefficiencies, estimated to be approximately $1,000,000 for the quarter, were associated with the consolidation of our Medegen manufacturing facilities and upgrading and repairing key manufacturing equipment. We anticipate that these inefficiencies may continue through the balance of our consolidation plan of Medegen manufacturing facilities. We continued our strong organic growth from our Medical Action business, which increased 8% and 9% for the three and six months ended September 30, 2007, respectively. We are also pleased with the strong revenue in our Medegen division,” said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc.

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (ET) on November 1, 2007. You may participate in the conference call by calling 1-888-868-9080 (domestic) or 1-973-935-8511 (international); conference ID #9298317. The conference call will be simultaneously web cast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 1:00 p.m. (ET) on November 1, 2007.

In connection with the SEC rules on corporate disclosure, Medical Action is providing limited guidance on several aspects of its fiscal 2008 performance. The following statements are based on current expectations. These are forward-looking statements and actual results may differ materially, as discussed later in this release.

•	For the year ended March 31, 2008, Medical Action anticipates reporting record net income for the eleventh consecutive year and record revenue for the thirteenth consecutive year.

•	Consolidation within the health care industry together with our strong cash flow will continue to drive our acquisition strategy.

Medical Action is a diversified manufacturer of disposable medical devices. Its products are marketed primarily to acute care facilities in domestic and certain international markets. Further, Medical Action has expanded its target market to include physician, dental and veterinary office, out-patient surgery centers and long-term facilities. Medical Action is a leading manufacturer and distributor of many of its products in the markets it competes in. Its products are marketed through an extensive network of direct sales personnel and independent distributors. Medical Action has preferred vendor agreements with national distributors, as well as contracts with nearly every major group purchasing alliance. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	9/30/07	9/30/06	9/30/07	9/30/06
	(Unaudited)		(Unaudited)
Statements of Operations:
Net sales	$72,285	$42,173	$142,531	$81,204
Cost of sales	55,843	31,480	108,980	60,877

Gross profit	16,442	10,693	33,551	20,327

Selling, general and administrative expenses	10,229	6,065	20,654	11,625
Interest expense (income), net	925	(174)	1,926	(321)

Income before income taxes	5,288	4,802	10,971	9,023
Income tax expense	2,020	1,829	4,191	3,429

Net income	$3,268	$2,973	$6,780	$5,594

Net income per share basic:	$.21	$.19	$.43	$.35
Net income per share diluted:	$.20	$.19	$.42	$.35

Condensed Balance Sheets as of September 30, 2007 and

March 31, 2007 (dollars in thousands)

	September 30, 2007	March 31, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,972	$827
Receivables, net	22,635	20,653
Inventories, net	30,133	34,350
Prepaid expenses and other current assets	4,674	2,723

Total Current Assets	59,414	58,553

Property and equipment, net	34,578	32,552
Goodwill	80,496	79,911
Trademarks	1,266	1,266
Other intangible assets, net	16,872	17,665
Other assets	2,955	2,722

Total Assets	$195,581	$192,669

Liabilities and Shareholders’ Equity
Accounts payable	$14,647	$16,523
Accrued expenses, payroll, payroll taxes and income taxes	11,456	10,858
Deferred income taxes	6,494	6,270
Total debt	54,822	60,655
Shareholders’ equity	108,162	98,363

Total Liabilities and Shareholders’ Equity	$195,581	$192,669

Key Financial Statistics
Current ratio	1.5	1.4
Debt to equity ratio	.51	.62
Book value per share	$6.76	$6.22

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